Exhibit 21

Subsidiaries of Hanger, Inc. as of December 31, 2017

State or Other Jurisdiction of Incorporation or
Name	Organization
Accelerated Care Plus Corp.	Delaware
Accelerated Care Plus Leasing, Inc.	Delaware
Advanced Prosthetics Center, LLC	Nebraska
Advanced Prosthetics of America, Inc.	Florida
Advanced Prosthetics & Orthotics, L.L.C.	North Carolina
Creative Orthotics & Prosthetics, Inc.	New York
DiBello’s Dynamic Orthotics and Prosthetics, Inc.	Texas
Dosteon WA Holding, Inc.	Washington
Faith Prosthetic-Orthotic Services, Inc.	North Carolina
Genesis Medical Group, LLC	Oregon
Hanger, Inc.	Delaware
Hanger National Laboratories, LLC	Delaware
Hanger Prosthetics & Orthotics, Inc.	Delaware
Hanger Prosthetics & Orthotics East, Inc.	Delaware
Hanger Prosthetics & Orthotics West, Inc.	California
Hanger Risk Management, Inc.	Nevada
Health in Motion, LLC	Delaware
Innovative Neurotronics, Inc.	Delaware
Linkia, LLC	Maryland
MK Prosthetic & Orthotic Services, Inc.	Texas
MMAR Medical Group, Inc.	Texas
Nascott, Inc.	Delaware
Ortho-Medical Products, Inc.	New York
Orthotic & Prosthetic Technologies, Inc.	Texas
Prosthetic Laboratories of Rochester, Inc.	Minnesota
SCOPe Orthotics & Prosthetics, Inc.	California
Shields Orthotic Prosthetic Services, Inc.	Utah
Southern Prosthetic Supply, Inc.	Georgia
Suncoast Orthotics & Prosthetics, Inc.	Florida
Superior Orthotics & Prosthetics, LLC	Tennessee
SureFit Shoes, LLC	Delaware
The Brace Shop Prosthetic Orthotic Centers, Inc.	Ohio
TMC Orthopedic, LP	Texas